DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description sets forth certain material terms and provisions of the securities of The AES Corporation (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and relevant provisions of the Delaware General Corporation Law (the “DGCL”). This description does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL and our Sixth Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our By-Laws, and the applicable provisions of the DGCL for additional information.
Authorized Capital Stock
Under our Certificate of Incorporation, we are authorized to issue 1,200,000,000 shares of common stock, par value $0.01 per share (“common stock”), and 50,000,000 shares of preferred stock, no par value (“preferred stock”).
Common Stock
The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. For matters other than the election of directors, our By-Laws provide that, unless otherwise provided by the DGCL, the Certificate of Incorporation, or the By-Laws, the affirmative vote of a majority of the shares of capital stock of the Company present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter shall be the act of the stockholders. For the election of directors, our By-Laws provide that (i) a nominee for election as a director in an uncontested election will be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election and (ii) in an election of directors other than an uncontested election, the nominees receiving the greatest number of votes will be elected as directors up to the number of directors as shall constitute the whole Board as set in accordance with the By-Laws.
Subject to preferences and rights that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by our Board of Directors out of funds legally available to pay dividends. If we liquidate our business, the holders of common stock are entitled to share ratably in all assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Preferred Stock
The rights of holders of common stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of the Company’s authority to issue preferred stock and the possible terms of that stock.
No shares of preferred stock are currently outstanding. Pursuant to our Certificate of Incorporation and subject to any limitation prescribed by law, our Board of Directors has the authority, without further action by our stockholders, to issue preferred stock from time to time in one or more classes or series and to fix by the resolution or resolutions providing for the issuance of shares of any such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such class or series to the full extent permitted by the Certificate of Incorporation and the DGCL.
Certain Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-Laws and the DGCL
Certain provisions of our Certification of Incorporation, our By-Laws, and the DGCL could have anti-takeover effects and may make the acquisition of control of us through a tender offer, open market purchases, a proxy fight or otherwise more difficult. Below is a description of certain of these provisions.
DGCL Section 203 – Business Combinations with Interested Stockholders
We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•prior to the time that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purpose of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) the corporation’s officers and directors and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of its outstanding voting stock that is not owned by the interested stockholder.
The term “business combination” is broadly defined to include mergers, consolidations, and sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.
The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Neither our Certificate of Incorporation nor our By-Laws contains a provision electing to “opt-out” of Section 203. Section 203 of the DGCL could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Special Meetings of Stockholders
Our By-Laws provide that, unless otherwise prescribed by the DGCL or by the Certificate of Incorporation, special meetings of stockholders may be called by the Chairperson of the Board, the Chief Executive Officer, or by a resolution adopted by a majority of the entire Board of Directors. A special meeting may also be called by the Chairperson of the Board or the Secretary upon the written request of one or more stockholders of record that at the time a request is delivered Own (as defined in our By-Laws), or are acting on behalf of stockholders or beneficial owners who Own shares representing at least twenty-five percent (25%) of the outstanding shares of the capital stock of the Company entitled to vote on the matter or matters to be brought before the proposed special meeting subject to such other requirements set forth in the By-Laws.
Stockholder-Proposed Business at Annual Stockholder Meetings
Our By-Laws set forth advance notice and proxy access procedures which, if complied with by stockholders, enable stockholders to nominate candidates for election to the

Board of Directors or, in the case of the advance notice procedures, to propose other matters for stockholder action at stockholder meetings.
Exclusive Forum Provisions
Our By-Laws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our By-Laws; or (d) any action asserting a claim governed by the internal affairs doctrine. Our By-Laws further provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.
Removal of Directors and Filing of Vacancies
Our By-Laws provide that any director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all shares of capital stock entitled to vote at an election of directors. Any vacancies on the Board of Directors resulting from death, resignation, removal, or an increase in the number of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen will hold office until the next annual election and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.
Certain Effects of Authorized but Unissued Stock
We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the New York Stock Exchange and the DGCL, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our stockholders for issuance of common stock or preferred stock unless our Board of Directors believes that approval is advisable or is required by applicable stock exchange rules or the DGCL.

Transfer Agent and Registrar
The transfer agent for our common stock is Computershare.
Listing
Our common stock is listed on the NYSE under the symbol “AES”.